Exhibit 99.1

Northern Oil and Gas, Inc. Announces Closing of $100 Million Senior Secured Revolving Credit Facility and Updates Hedging Activity

WAYZATA, MINNESOTA --- June 1, 2010 --- Northern Oil and Gas, Inc. (NYSE/AMEX: NOG) (“Northern Oil”) today announced that it has completed the assignment of its revolving credit facility to Macquarie Bank Limited (“Macquarie”) from CIT Capital USA Inc.  Northern Oil and Macquarie have entered into an amended credit agreement and related documents in connection with the assignment.

The new facility provides an increased initial borrowing base of $25 million and maximum borrowings of up to $100 million.  The facility may be used to provide working capital for exploration and production operations.  The new facility will have a four year term and does not contain any minimum interest rate on borrowings under the facility.  Borrowings, if any, will bear interest at a spread ranging from 2.00% to 3.25% over the London Interbank Offered Rate (LIBOR) or prime rate, as the case may be, based upon the percentage of borrowing base that is advanced at any given time.

Northern Oil has no current borrowings under the facility, no other debt and currently has approximately $85 million in cash on hand.

Michael Reger, Chief Executive Officer, commented, “We are very pleased to have closed on this facility that will provide non-dilutive funding for continued drilling activities for the foreseeable future.  We believe this facility, along with our forecasted cash flow from producing wells, will enable Northern Oil to fund its anticipated development plans with a high degree of certainty at a very competitive cost of capital.”

As of May 1st 2010, Northern Oil has hedged approximately 568,196 barrels of oil for delivery in 2010 and 2011 at an average price of approximately $80.50.

ABOUT NORTHERN OIL AND GAS

Northern Oil and Gas, Inc. is an exploration and production company based in Wayzata, Minnesota.  Northern Oil's core area of focus is the Williston Basin Bakken and Three Forks trend in North Dakota and Montana.

More information about Northern Oil and Gas, Inc. can be found at www.NorthernOil.com.

SAFE HARBOR

This press release contains forward-looking statements regarding future events and our future results that are subject to the safe harbors created under the Securities Act of 1933 (the “Securities Act”) and the Securities Exchange Act of 1934 (the “Exchange Act”).  All statements other than statements of historical facts included in this report regarding our financial position, business strategy, plans and objectives of management for future operations, industry conditions, and indebtedness covenant compliance are forward-looking statements.  When used in this report, forward-looking statements are generally accompanied by terms or phrases such as “estimate,” “project,” “predict,” “believe,” “expect,” “anticipate,” “target,” “plan,” “intend,” “seek,” “goal,” “will,” “should,” “may” or other words and similar expressions that convey the uncertainty of future events or outcomes.  Items contemplating or making assumptions about, actual or potential future sales, market size, collaborations, and trends or operating results also constitute such forward-looking statements.

Forward-looking statements involve inherent risks and uncertainties, and important factors (many of which are beyond our Company’s control) that could cause actual results to differ materially from those set forth in the forward-looking statements, including the following, general economic or industry conditions, nationally and/or in the communities in which our Company conducts business, changes in the interest rate environment, legislation or regulatory requirements, conditions of the securities markets, our ability to raise capital, changes in accounting principles, policies or guidelines, financial or political instability, acts of war or terrorism, other economic, competitive, governmental, regulatory and technical factors affecting our Company’s operations, products, services and prices.

We have based these forward-looking statements on our current expectations and assumptions about future events.  While our management considers these expectations and assumptions to be reasonable, they are inherently subject to significant business, economic, competitive, regulatory and other risks, contingencies and uncertainties, most of which are difficult to predict and many of which are beyond our control.

CONTACT:

Investor Relations
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